UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2022

CADIZ INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-12114	77-0313235
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

550 S. Hope Street, Suite 2850

Los Angeles, CA 90071

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (213) 271-1600

Not Applicable

(Former Name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CDZI	The NASDAQ Global Market
Depositary Shares (each representing a 1/1000th fractional interest in share of 8.875% Series A Cumulative Perpetual Preferred Stock, par value $0.01 per share)	CDZIP	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry into a Material Definitive Agreement

On November 9, 2022, Cadiz Inc. (the “Company”) entered into a Securities Purchase Agreement with certain accredited investors relating to the sale and issuance by the Company of 5,000,000 shares of the Company’s common stock (“Shares”) to such investors in a registered direct offering (the “Purchase Agreement”). The purchasers in this offering include the Company’s largest stockholder, a fund represented by Heerema International Group Services S.A. (such fund referred to herein as “Heerema”), which beneficially owns approximately 35.4% of the issued and outstanding shares of the Company’s common stock prior to this offering, will purchase 1,783,334 Shares in this offering and following which offering, Heerema and its affiliates are expected to beneficially own approximately 35.4% of the issued and outstanding shares of the Company’s common stock representing approximately 35.3% of the voting power of the Company’s outstanding capital stock. The Shares will be sold at a purchase price of $2.00 per share, for an aggregate purchase price of $10 million. The Company will not pay any underwriting discounts or commissions in connection with this offering, as this offering is not made with an underwriter or a placement agent. The closing of this offering is expected to take place on November 14, 2022 subject to the satisfaction of customary closing conditions. Immediately following this offering there will be 55,823,810 shares of common stock outstanding. The Company intends to use the net cash proceeds from this offering for capital expenditures to accelerate development of its water supply project, working capital and development of additional water resources to meet increased demand on an accelerated timetable.

The Shares were offered and sold pursuant to a prospectus dated June 25, 2021 and a prospectus supplement dated November 9, 2022 to be filed with the Securities and Exchange Commission (the “SEC”), pursuant to the Company’s registration statement on Form S-3 (File No. 333-257159), which was declared effective by the SEC on June 25, 2021.  A copy of the opinion of Greenberg Traurig, LLP relating to the legality of the issuance and sale of the common stock in this offering is attached as Exhibit 5.1 hereto.

In connection with this offering, the Company expects to enter into an Amendment No. 1 to Registration Rights Agreement with Heerema (the “Amendment”) at or prior to the closing. The Amendment will amend the Registration Rights Agreement, dated March 23, 2022, between the Company and certain holders of the Company’s securities including Heerema by providing that all the Shares purchased by Heerema in this offering will be deemed “Registerable Securities” under the Registration Rights Agreement.

The transactions with Heerema under this offering have been approved by the Audit and Risk Committee of the Company’s Board of Directors.

The foregoing description of the Purchase Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 and Exhibit 10.2 hereto, which are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

5.1	Opinion of Greenberg Traurig, LLP
10.1	Form of Securities Purchase Agreement
10.2	Form of Amendment No. 1 to Registration Rights Agreement
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
99.1	Press release dated as of November 10, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CADIZ INC.

By:	/s/ Stanley Speer
Name:	Stanley Speer
Title:	Chief Financial Officer

Date: November 10, 2022

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